January 17, 1996



Arvida/JMB Partners
Arvida/JMB Partners, L.P.
Southeast Florida Holdings, Inc.
Center Office Partners
Center Retail Partners
Center Hotel Limited Partnership
Weston Hills Country Club Limited Partnership
7900 West Glades Road
Suite 200
Boca Raton, FL  33429

     Re:  Arvida Lakes Plaza, Weston, Florida

Gentlemen:

     Reference is made to that certain Second Amended and Restated Revolving Credit and Security Agreement dated as of November 30, 1994 among ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership ("Arvida LP"), ARVIDA/JMB PARTNERS, a Florida general partnership ("Arvida GP"), SOUTHEAST FLORIDA HOLDINGS, INC., an Illinois corporation ("Southeast"), CENTER OFFICE PARTNERS, a Florida general partnership ("Office Partners"), CENTER RETAIL PARTNERS, a Florida general partnership ("Retail Partners"), CENTER HOTEL LIMITED PARTNERSHIP, a Delaware limited partnership ("Hotel Partnership") and WESTON HILLS COUNTRY CLUB LIMITED PARTNERSHIP, a Delaware limited partnership ("Weston Partnership"; Weston Partnership, Arvida LP, Arvida GP, Southeast, Office Partners, Retail Partners and Hotel Partnership being hereinafter collectively referred to as the "Borrowers"), CHEMICAL BANK and NATIONSBANK OF FLORIDA, N.A. (collectively, "Lenders") and CHEMICAL BANK, AS AGENT ("Agent"), as amended by letter agreements dated May 24, 1995 and December 21, 1995 (as so amended, the "Credit Agreement"). Unless otherwise defined herein, all capitalized terms shall have the same meaning as in the Credit Agreement.

     By various communications including a letter dated December 5, 1995 from Borrowers' counsel to counsel for the Lenders, the Borrowers have sought the consent of Lenders to the release of an approximately 12.72 acre parcel of real property securing Borrowers' obligations under the Credit Agreement which real property is more particularly described on Exhibit A attached hereto (the "Lakes Parcel") and is a portion of the property identified on Schedule 1.4 of the Credit Agreement as "Weston - Office/Retail/Restaurant Sector 4, 3, 6, 8" (the "Weston Office/Retail Property"). Borrowers have also sought Lenders' consent to the conveyance of the Lakes Parcel to a newly-formed Subsidiary known as Arvida/Lakes Plaza, L.P., a Florida limited partnership ("Lakes LP"), and the incurring by such Subsidiary of a construction and semi-permanent mortgage loan from Barnett Bank of Broward County, N.A. (the "Lakes Lender") to finance the development of a Publix anchored retail shopping center and related improvements on the Lakes Parcel (the "Lakes Project"). The specific requests are for Lenders to:

          (i)  consent to the conveyance of the Lakes Parcel to Lakes
LP;

         (ii)  release the Lakes Parcel from the lien of Lenders'
Mortgage (the "Lakes Property Release") upon the payment to Lenders of the release price described below; and

        (iii) consent to the creation of $7,500,000 principal amount of indebtedness in favor of the Lakes Lender, to the filing of certain liens to secure such indebtedness, and to the guaranty of such indebtedness by Arvida LP (the ("Lakes Guaranty"), all as described in the commitment letter ("Commitment Letter") from the Lakes Lender to Lakes LP dated August 14, 1995 (the "Lakes Construction Loan").

     The pending request is based on Borrowers' representations that (i) Lakes LP has satisfied all of the requirements of paragraphs 7 through 10 of the Commitment Letter for initial funding of the loan proceeds, and (ii) Borrowers have delivered to Lenders true and complete copies of the final form of the Construction Loan Agreement to be dated as of January 2, 1996 among Lakes LP and the Lakes Lender (the "Lakes Loan Agreement"), and all related loan documents, including the Lakes Guaranty, (collectively, the "Lakes Loan Documents").

     Based on the foregoing, the Lenders are prepared to deliver the Lakes Property Release upon the following terms and conditions:

     1. Agent must simultaneously receive, by wire transfer of immediately available funds, the sum of $1,940,000 as a release payment in respect of the Lakes Property Release (the "Lakes Release Payment"). This payment will be acceptable notwithstanding any failure by Borrowers to meet the advance notice requirements of Sections 2.13(a), 5.4(m) or 5.4(s) of the Credit Agreement. The amount of the Lakes Release Payment has been determined, and is acceptable to the parties, notwithstanding the provisions of Section 2.13(g) of the Credit Agreement.

     2. Borrowers shall deliver the following, in form and substance satisfactory to counsel for Lenders, prior to the delivery of the Lakes Property Release:

          a. an endorsement of, or marked up commitment to endorse, Lenders' title insurance policy updating the title to Parcels F and G of the Sectors 3 and 4 Boundary Plat and insuring continued access to the unreleased portions of such property; and

          b. evidence of closing of the loan with the Lakes Lender on the terms set forth in the Lakes Loan Agreement, including copies of the final detailed construction budget and the survey of the property encumbered in favor of the Lakes Lender, with a complete set of Lakes Loan Documents to follow after recordation of the necessary instruments.

     3. Lenders' unconditional delivery of the Lakes Property Release shall evidence Lenders' consent to: (a) the Lakes Construction Loan notwithstanding the provisions of Sections 6.1 and 6.2 of the Credit Agreement, (b) the guaranty thereof notwithstanding the provisions of
Section 6.1 of the Credit Agreement, (c) the lien of the mortgage in favor of the Lakes Lender notwithstanding the provisions of Sections 6.1 and 6.2 of the Credit Agreement, and (d) the conveyance of the Lakes Parcel to Lakes LP notwithstanding the provisions of Sections 6.4, 6.5 and 6.11 of the Credit Agreement. Such consent is in consideration of Borrowers' agreement (made herein) to provide Lenders, promptly following the request of either Lender, a copy of each draw request under the Lakes Construction Loan, and to promptly give notice to Lenders in the manner set forth in
Section 9.1 of the Credit Agreement of the existence of any event or condition which would require the contribution of additional equity under the Lakes Construction Loan, any Event of Default under the Lakes Construction Loan or any demand made by the Lakes Lender under the Lakes Guaranty. Such consent is further conditioned upon the understanding that
(x) for purposes of calculating the Borrowing Base under the Credit Agreement, neither the value of the property released from the Mortgage nor the equity value, if any, of Lakes LP shall be included as part of the Real Estate Portfolio, and (y) effective upon the release of the Lakes Release Property and the consummation of the other matters described herein, the following provisions shall apply in lieu of Section 6.4 of the Credit
Agreement:

     In lieu of the provisions of clauses (a), (b) and (c) of
Section 6.4, which shall not apply to any advances, loans or contributions made by Borrowers or any Subsidiaries of Borrower to Lakes LP for the purpose of (i) completing construction of the Lakes Project, and (ii) for paying interest on the Lakes Construction Loan (collectively, "Lakes Advances"), the following shall apply: no Lakes Advances shall be made by Borrowers or any Subsidiaries of Borrowers during any time that the Lakes Construction Loan is in default. While the Lakes Construction Loan is not in default, Borrowers and their Subsidiaries may make loans, advances or contributions to Lakes LP solely for the purposes set forth in clauses (i) and (ii) above so long as (A) the aggregate amount of any such loans, advances and contributions (including any payments made to Banks for the release of any portion of the Lakes Project collectively "Release Payments")) made since inception, when added to the total amount of the Lakes Construction Loan which is either used or available to be used to construct the Lakes Project does not exceed $10,300,000, and (ii) the aggregate amount of any such loans, advances and contributions made after the date hereof (including the initial Lakes Release Payment of $1,940,000) does not exceed $3,300,000.

     4. The Borrowers acknowledge and understand that this letter relates only to the specific releases and consents described herein and not to any other requests for waiver of, consent to deviation from, or extension of, the terms of the Credit Agreement, including without limitation, any subsequent requests by Borrowers for the release of additional property within the Weston Office/Retail Property for future phases of the Lakes Project or for Lenders to permit additional transfers, loans, advances, contributions or guaranties by Borrowers or their Subsidiaries to, or for the benefit of, the Lakes LP in order for such entity to fulfill its obligations under any of the documents consented to by Lenders herein. Except as expressly modified and amended in paragraph 3 hereof, Borrowers covenant and agree that all of the terms, covenants, promises, warranties, representations and conditions of the Credit Agreement and the other loan documents shall remain in full force and effect. Borrowers acknowledge that the provisions of Section 9.5 of the Credit Agreement apply to any out-of-pocket expenses, legal fees and other expenses incurred by Lenders in connection with the Subordination Agreement, including without limitation, any litigation in connection therewith. Lenders reserve all rights and remedies available to them for the full protection and enforcement of their rights under the Credit Agreement and the other loan documents and under applicable law. Furthermore, nothing contained herein or therein shall constitute an agreement by Lenders to continue discussion with Borrowers under any circumstances, to extend any Loan or Loan Commitment made under the terms of the Credit Agreement, or to forbear from exercising any of their rights or remedies under the Credit Agreement, any other loan document or under applicable law.

     Please countersign below to indicate your agreement with the foregoing.

                                   Sincerely,

                                   CHEMICAL BANK, individually and
as Agent

                                   By:
                                        Name:
                                        Title:

                                   NATIONSBANK OF FLORIDA, N.A.

                                   By:
                                        Name:
                                        Title:

Accepted and Agreed this ___ day of
January, 1996.

                                   ARVIDA/JMB PARTNERS, L.P.

                                   By:  ARVIDA/JMB MANAGERS,
                                          INC., as General Partner

                                        By:
                                             Title:

                                   ARVIDA/JMB PARTNERS

                                   By:  ARVIDA/JMB MANAGERS,
                                        INC., as General Partner

                                        By:
                                        Title:

                                   SOUTHEAST FLORIDA HOLDINGS,
                                      INC.

                                   By:
                                        Title:


                                   CENTER OFFICE PARTNERS

                                   By:  ARVIDA/JMB PARTNERS, L.P.,
                                      as General Partner

                                   By:  ARVIDA/JMB MANAGERS, INC.,
                                        as General Partner

                                        By:
                                             Title:


                                   CENTER RETAIL PARTNERS

                                   By:  ARVIDA/JMB PARTNERS, L.P.,
                                      as General Partner

                                   By:  ARVIDA/JMB MANAGERS,
                                           INC., as General Partner

                                        By:
                                             Title:


                                   CENTER HOTEL LIMITED
                                      PARTNERSHIP

                                   By:  JMB/PCH CORPORATION,
                                      as General Partner

                                   By:
                                        Title:

                                   WESTON HILLS COUNTRY CLUB
                                      LIMITED PARTNERSHIP

                                   By:  WHCC, INC., as General
                                      Partner

                                   By:
                                        Title:



                          Exhibit "A"


              [Legal Description of Lakes Parcel]